Press Release	Source: Westside Energy Corporation

Westside Energy Provides Drilling and Completion Activities Update

Tuesday January 16, 8:30 am ET

DALLAS, Jan. 16 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex: WHT - News), an oil and gas company with operations focused on the acquisition, exploration and development of natural gas in the Barnett Shale play in North Texas, today reported that the Primula #1H well (WHT 50% WI), the Company's first horizontal Hill County well, has reached its target depth objective. The Company has successfully set casing and expects to fracture- stimulate the well and initiate production within the next 30 days. After numerous drilling delays due to rig breakdowns, the first rig was released and replaced. The replacement rig successfully drilled the remainder of the Primula #1H well and is currently on location to drill the Ellison #1H horizontal well (WHT 50% WI) in Hill County. While Westside will be the named operator for this well, Westside has an agreement with its industry partner to utilize their significant in-house drilling expertise to replace the contract drilling firms previously used.

Westside also announced that the Fortenberry #2H horizontal well (WHT 37.5% WI) in Wise County reached its target depth and was cased. Completion and first production are expected within the next 90 days. Drilling and production data from this horizontal well will aid the Company in evaluating the potential application of horizontal technology to future development of its North Program area acreage.

Three vertical wells, which were previously drilled and cased in the North Program area, will be completed once the delayed construction of a third-party gas pipeline is finished. The Company has been advised that pipeline construction to connect these wells will be completed in the first quarter of 2007. The wells will be fracture-stimulated, completed and placed on production once the pipeline is in place.

Westside's 2007 budget is currently being finalized. The Company will focus its 2007 drilling program on horizontal Hill County wells to evaluate and develop joint exploration agreement acreage. The Company will release additional information on its operations as initial production data on the Primula #1H and Fortenberry #2H wells becomes available. The 2007 capital expenditures budget will be announced once the Board of Directors has completed its review and approval process.

Management Comment

Douglas G. Manner, Westside's Chief Executive Officer said, "We are pleased to have completed the drilling phase of operations on the Primula and Fortenberry horizontal wells and look forward to their successful completion. We encountered numerous delays in the drilling of these wells, and we have taken steps to improve future drilling performance. Delays in pipeline construction, which are outside the direct control of Company management, have also negatively impacted production volumes as a result of delayed new well hook-ups and curtailment of production from currently producing wells. Construction of this pipeline is now progressing, and we expect to place all of these wells in our North Program area on full production during the first quarter of 2007."

About Westside Energy Corporation

Houston-based Westside Energy is an oil and gas company focused on exploiting its significant acreage position in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website www.westsideenergy.com.

Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.

Source: Westside Energy Corporation